Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 17, 2015

Nordic American Offshore Ltd.
c/o Scandic American Shipping Ltd.
Canon's Court
22 Victoria Street
Hamilton HM EX
 Bermuda

Re: Nordic American Offshore Ltd.

Ladies and Gentlemen:
We have acted as United States counsel to Nordic American Offshore Ltd. (the "Company") in connection with the Company's Registration Statement on Form F-3 (File No. 333-     ) as filed with the U.S. Securities and Exchange Commission (the "Commission") on December 17, 2015, as thereafter amended or supplemented (the "Registration Statement"), with respect to the public offering by the Company (the "Offering") of up to 1,500,000 common shares of the Company, par value $0.01 per share, to be offered under a dividend reinvestment plan and direct stock purchase plan.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors", which incorporate by reference certain tax-related risk factors included in our annual report for the year ended December 31, 2014 on Form 20-F, filed with the Commission on March 27, 2015, and "United States Federal Income Tax Consequences" therein, we hereby confirm that the opinion of Seward & Kissel LLP with respect to United States federal income tax matters expressed in the Registration Statement under the captions "United States Federal Income Tax Consequences" accurately states our views as to the tax matters discussed therein.
Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.
No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours, /s/ Seward & Kissel LLP